Exhibit 99

MTBC Expands its Customer Base to Clearinghouse and EDI Customers through its Acquisition of Three Divisions of a Leading Healthcare Technology Company

SOMERSET, NJ, July 14, 2015: MTBC (NASDAQ: MTBC), a leading provider of proprietary, web-based electronic health records, practice management and mHealth solutions, today announced the acquisition of three divisions of SoftCare Solutions, Inc., the U.S. subsidiary of QHR Corporation (TSX-V: QHR), a publicly traded, Canada-based healthcare technology company (collectively “QHR”).

As part of the transaction, which closed on July 10, 2015, MTBC acquired substantially all of the assets of QHR’s U.S. based healthcare clearinghouse, electronic data interchange (EDI), and revenue cycle management divisions. These assets include customers representing more than 2,000 healthcare providers throughout the U.S., together with intellectual property and other assets necessary to support the ongoing operations of the divisions.

“This acquisition presents MTBC with a unique strategic opportunity,” said Stephen Snyder, MTBC President. He added, “The vertical integration of the clearinghouse and EDI divisions with our existing healthcare information technology offering, supported by almost two thousand employees worldwide, will drive increased efficiencies, platform enhancements and a further expansion of our customer base throughout the U.S.”

In commenting on the recent transaction, Mike Checkley, President and CEO of QHR, said, “MTBC has the structure and vision to take the acquired divisions forward.” He further stated, “We see MTBC as a great fit for the customers and staff.”

For more information on MTBC, visit www.mtbc.com.

About MTBC

MTBC (Medical Transcription Billing, Corp) is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers, revenue cycle management companies and software vendors throughout the U.S. For additional information, please visit MTBC’s website at www.mtbc.com

About QHR

QHR is a leader in Healthcare Technology, empowering providers and connecting patients. With an 11-year track record offering what is now the single leading Electronic Medical Records in Canada, QHR has a suite of complementary offerings that empower health professionals and drive the Company’s growth. The Company’s technologies and services enable secure medical records management for clinical environments, empower health providers with tools for virtual care including secure video and messaging, and tools for clinic management including scheduling, billing, and patient management, Health providers choose QHR to drive efficiencies within their practice and improve the quality of care delivered to patients. For additional information, please visit QHR’s website at www.qhr.com.

Contact:

Amritpal Deol

Vice President and General Counsel

MTBC

adeol@mtbc.com

Telephone: (732) 873-1533 x.141